                                                               EXHIBIT (h)(i)(1)

                              AMENDED AND RESTATED
                     TRANSFER AGENCY AND SERVICES AGREEMENT


THIS AMENDED AND RESTATED AGREEMENT, dated as of this 29th day of December, 2002 between UNDISCOVERED MANAGERS FUNDS (the "Fund"), a Massachusetts business trust having its principal place of business at 700 North Pearl Street, Plaza of the Americas, Dallas, Texas 75201 and PFPC INC. ("PFPC"), a Massachusetts corporation with principal offices at 400 Bellevue Parkway, Wilmington, Delaware 19809.

                                   BACKGROUND

A. The Fund is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

B. The Fund currently offers Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Fund shall be subject to this Agreement in accordance with Article 14.

C. The Fund and PFPC (formerly known as First Data Investor Services Group) were parties to a Transfer Agency and Services Agreement dated as of December 29, 1997, which has terminated as of the date of this Agreement (the "Superceded Agreement").

D. The Fund on behalf of the Portfolios, desires to reappoint PFPC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such reappointment.

                                      TERMS

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

Article 1 Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include those persons listed on the Authorized Persons Appendix to this Agreement.



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                  (c) "Board of Directors" shall mean the Board of Directors or
         Board of Trustees of the Fund, as the case may be.

                  (d) "Commission" shall mean the Securities and Exchange Commission.

                  (e) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (f) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (g) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person.

                  (i) "Portfolio" shall mean each separate series of shares offered by the Fund representing interests in a separate portfolio of securities and other assets.

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process. E-mails sent by an Authorized Person and received and opened by PFPC shall also be considered Written Instructions under this Agreement.

Article 2 Reappointment of PFPC.

         The Fund, on behalf of the Portfolios, hereby re-appoints and constitutes PFPC as transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Fund and as



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shareholder servicing agent for the Fund and PFPC hereby accepts such reappointment and agrees to perform the duties hereinafter set forth.

Article 3 Duties of PFPC.

         3.1 PFPC shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, including but not limited to those functions more fully described in the written schedule of Duties of PFPC annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Fund on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between PFPC and the Fund.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Fund, and issued and outstanding. PFPC shall provide the Fund on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) In addition to providing the foregoing services, the Fund hereby engages PFPC as its exclusive service provider with respect to the Print/Mail Services and for such fees as mutually agreed in writing by the parties. PFPC agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

                  (d) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation under this Agreement to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
         (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Fund shall (i) identify to PFPC in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of PFPC for the Fund's blue sky



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State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

         3.3 In addition to the duties set forth herein, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC.

Article 4 Recordkeeping and Other Information.

         4.1 PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, PFPC agrees that all such records prepared or maintained by PFPC relating to the services to be performed by PFPC hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Fund on and in accordance with the Fund's request.

         4.3 In case of any requests or demands for the inspection of Shareholder records of the Fund, PFPC will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. PFPC reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 5 Fund Instructions.

         5.1 PFPC will have no liability when acting upon Written or Oral Instructions it reasonably believes to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund. PFPC will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of PFPC.

         5.2 At any time, PFPC may request Written Instructions from the Fund and may seek advice from legal counsel for the Fund with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund. Written Instructions requested by PFPC will be provided by the Fund within a reasonable period of time.

         5.3 PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said



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representative is an Authorized Person. The Fund agrees that all Oral
Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions.

Article 6 Compensation.

         6.1 As compensation for services rendered by PFPC during the term of this Agreement, the Fund, on behalf of each of its Portfolios, will pay to PFPC a fee or fees as may be agreed to in writing from time to time by the Fund and PFPC.

         6.2 In addition to those fees set forth in Section 6.1 above, the Fund on behalf of each of the Portfolios agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges as may be agreed to in writing from time to time by the Fund and PFPC. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder.

         6.3 PFPC will bill the Fund as soon as practicable after the end of each calendar month but no later than sixty (60) days after the end of such calendar month, and said bills will be detailed in accordance with the out-of-pocket schedule. The Fund shall not be liable for any expenses not billed within sixty (60) days after the end of the calendar month that PFPC became aware of them. Notwithstanding the foregoing, the parties agree that the invoices for calendar year 2002 will not be billed in accordance within the foregoing timeframes and the Fund agrees to pay such bills promptly upon receipt. The Fund on behalf of each of the Portfolios agrees to pay all fees and out-of-pocket expenses to PFPC by Federal Funds Wire within sixty (60) days following the receipt of the respective invoice, unless the Fund, acting in good faith, disputes all or any portion of the fees or expenses identified on PFPC's invoice. The Fund shall promptly notify PFPC of any such disputed fees or expenses and shall remit to PFPC those fees and expenses that it does not, in good faith, dispute in accordance with timeframe set forth in the foregoing sentence. Upon resolution of any such dispute, the Fund will promptly pay PFPC the amount mutually agreed, if any. In addition, with respect to all fees under this Agreement, PFPC may charge a service fee on any past due invoiced amounts equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted; provided that interest shall not be charged for the portion of the amount invoiced that the Administrator reasonably and in good faith disputes.

         6.4 For clarification, any compensation and out-of-pocket expenses agreed to hereunder may be adjusted from time to time by written agreement of the Fund and PFPC.

         6.5 The Fund acknowledges that the fees that PFPC charges the Fund under this Agreement reflect the allocation of risk between the parties, including the disclaimer of warranties in Section 9.3 and the limitations on liability and exclusion of remedies in Article 12. Modifying the allocation of risk from what is stated here would affect the fees that PFPC charges, and in consideration of those fees, the Fund agrees to the stated allocation of risk.



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Article 7 Documents.

         In connection with the appointment of PFPC, the Fund shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder, deliver or caused to be delivered to PFPC the documents set forth in the written schedule of Fund Documents annexed hereto as Schedule B.

Article 8 Transfer Agent System.

         8.1 PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund herein (the "PFPC System").

         8.2 PFPC hereby grants to the Fund a limited license to the PFPC System for the sole and limited purpose of having PFPC provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Fund, including any affiliate or agent of the Fund or any third party acting on behalf of the Fund is provided with direct access to the PFPC System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the PFPC System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the PFPC System is strictly prohibited without the prior written consent of PFPC.

Article 9 Representations and Warranties.

         9.1 PFPC represents and warrants to the Fund that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered under applicable laws and by its articles of incorporation and by-laws to enter into and perform this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and


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                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

         9.2 The Fund represents and warrants to PFPC that:

                  (a) it is duly organized and existing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios is effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

         9.3 THIS IS A SERVICE AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PFPC DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE FUND OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. PFPC DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

Article 10 Indemnification.

         10.1 PFPC shall not be responsible for and the Fund on behalf of each Portfolio shall indemnify, defend and hold PFPC harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against PFPC or for which PFPC may be held to be liable (a "Claim") arising out of or attributable to any of the following:



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                  (a) any actions of PFPC required to be taken pursuant to this
         Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by PFPC in the performance of its duties hereunder;

                  (b) PFPC's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by PFPC from the Fund, or any authorized third party acting on behalf of the Fund, in the performance of PFPC's duties and obligations hereunder;

                  (c) its reasonable reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Fund on behalf of the applicable Portfolio;

                  (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) the Fund's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Fund's negligence or misconduct or the breach of any representation or warranty of the Fund made herein.

         10.2 PFPC shall indemnify, defend and hold the Administrator and the Fund and its Portfolios harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Fund or its Portfolios or for which the Fund or its Portfolios may be held to be liable in connection with this Agreement or the improper or unauthorized use of the PFPC System (a "Claim") provided that such Claim resulted from a negligent act or omission to act, willful misconduct or bad faith by PFPC in the performance of its duties hereunder or the breach of representation or warranty of PFPC made herein or PFPC's refusal or failure to comply with the terms of the Agreement.

         10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party under this Agreement, although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation; provided that such failure shall not materially adversely affect the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other



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expenses in respect of such Claim. the Indemnified Party will not confess any
Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a) one year after the Indemnified Party becomes aware of the event for which indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.4 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the Indemnified Party's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 10 may apply.

Article 11 Standard of Care.

         11.1 PFPC shall at all times act in good faith and agrees to use commercially reasonable efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Fund unless said errors are caused by PFPC's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article 12 Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL PFPC, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.



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Article 13 Term and Termination.

         13.1 This Agreement shall be effective on the date first written above. This Agreement shall continue until terminated by the Fund or by PFPC on sixty
(60) days' prior written notice to the other party. All expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent(s) (and any other service provider(s)), and all reasonable trailing expenses incurred by PFPC, will be borne by (i) the Fund or
(ii) PFPC, but only if the Fund has not breached this Agreement and the Agreement is terminated by PFPC. At the time of termination, all outstanding fees and expenses shall be paid by the Fund prior to the release of data to the successor service provider. PFPC shall bill the Fund for all outstanding fees and expenses that were accrued but not yet billed as of termination and for all deconversion and trailing expenses within 60 days of the termination of the Agreement and shall be paid by the Fund within sixty (60) business days of receipt of such billing unless the Fund, acting in good faith, disputes all or any portion of the fees or expenses identified on PFPC's invoice. The Fund shall promptly notify PFPC of any such disputed fees or expenses and shall remit to PFPC those fees and expenses that it does not, in good faith, dispute in accordance with timeframe set forth in the foregoing sentence. Upon resolution of any such dispute, the Fund will promptly pay PFPC the amount mutually agreed, if any.

Article 14 Additional Portfolios; Reduction of Portfolios

         14.1 In the event that the Fund establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Fund desires to have PFPC render services as transfer agent under the terms hereof, the Fund shall so notify PFPC in writing, and if PFPC agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

         14.2     The Fund may, upon 60 days' written notice to PFPC, amend
                  Exhibit 1 from time to time to remove any one or more Portfolios in its sole and absolute discretion.

Article 15 Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Fund and PFPC shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Fund and PFPC shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Fund and PFPC may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Fund and PFPC may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first



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agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Fund or PFPC disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2 Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party, provided that, as far as such party is aware, such third party has no obligation of confidence relating to such confidential information; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d) Is required to be disclosed in a judicial or administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (e) Is required to be disclosed by law, rule or regulation; or

                  (f) Is subsequently and independently developed by employees, consultants or agents of the party without reference to the Confidential Information disclosed under this Agreement.

Article 16 Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, terrorist activities, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance for any cause beyond the reasonable control of such party, which may include nonperformance of a third party or failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17 Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that PFPC may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business. PFPC may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by PFPC; provided, however, that PFPC may not engage subcontractors to perform the obligations contained in this Agreement to be performed by PFPC without the prior written consent of the Fund.

Article 18 Arbitration.

         a. Arbitration of Disputes. The parties shall attempt to settle disputes arising out of or relating to this Agreement or the breach thereof (a "Dispute") by a meeting of a designated representative of each of the parties involved in such dispute within ten (10) days after a request by either of the parties to the other party asking for the same. If such Dispute cannot be settled at this meeting, the parties shall submit the Dispute to binding arbitration pursuant to and in accordance with the AAA Commercial Arbitration Rules, and where applicable, the Supplementary Rules for Large Complex Disputes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator will be chosen by mutual consent of the parties. Any arbitrator(s) appointed shall be experienced and knowledgeable regarding financial services transactions. Such arbitration shall be conducted in a mutually acceptable location. The procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes; provided, however, that a party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The institution and maintenance of any action for such judicial relief, or pursuit of provisional or ancillary remedies, shall not constitute a waiver of the right or obligation of any party to submit any claim or dispute to arbitration. All applicable statutes of limitations shall be tolled once a request for a meeting as described in the first sentence of this Section 18(a) is made and until thirty (30) days following the conclusion of the final meeting conducted pursuant to this request. The parties shall take such action, if any, required to effectuate such tolling.

         b. Motion Practice. In any arbitration hereunder, the arbitrator(s) shall decide (by documents only or with a hearing, at the arbitrator's discretion) any pre-hearing motions which are substantially similar to pre-hearing motions to dismiss for failure to state a claim or motions for summary adjudication.

         c. Discovery. Discovery shall be limited to the pre-hearing exchange of all documents which each party intends to introduce at the hearing and any expert reports prepared by any expert who will testify at the hearing.

         d. Sequential Hearing Days. At the administrative conference conducted by the AAA, the parties and the AAA shall determine how to ensure that the hearing is started and completed on sequential hearing days. Potential arbitrators shall be informed of the anticipated length of the hearing and they shall not be subject to appointment unless they agree to abide by the parties' intent that, absent exigent circumstances, the hearing shall be conducted on sequential days.

         e. Award. The award of the arbitrator(s) shall be accompanied by a statement of the reasons upon which such award is based.

         f. Fees and Expenses. The parties shall each bear equally all fees and costs and expenses of the arbitration, and each party shall bear its own legal fees and expenses and the costs of its experts and witnesses; provided, however, that if the arbitration panel shall award to a party substantially all amounts sought by such party, then, notwithstanding any applicable governing law provisions, the other party shall pay all costs, fees and expenses incurred by the prevailing party and such costs, fees and expenses shall be included in such award.

         g. Confidentiality of Disputes. The entire procedure shall be confidential and none of the parties nor arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the written consent of all parties to the Dispute, except (i) to the extent disclosure is required to enforce any applicable arbitration award or may otherwise be required by law, rule or regulation and (ii) that either party may make such disclosures to its regulators, auditors, accountants, attorneys and insurance representatives. No conduct, statements, promises, offers, views, or opinions of any party involved in an arbitration hereunder shall be discoverable or admissible for any purposes in litigation or other proceedings involving the parties to the Dispute and shall not be disclosed to anyone not an agent, employee, expert, witness, or representative for any of such parties.

Article 19 Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Fund:

                  Undiscovered Managers Funds
                  700 North Pearl Street, Suite 1625
                  Plaza of the Americas
                  Dallas, TX 75201
                  Attention: Mark P. Hurley

                  To PFPC:

                  PFPC, Inc.
                  400 Bellevue Parkway
                  Wilmington, Delaware 19809
                  Attention: President

                  with a copy to PFPC's General Counsel

Article 20 Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and PFPC and Fund hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21 Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22 Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23 Publicity.

         Neither PFPC nor the Fund shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24 Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Fund shall not recruit, solicit, employ or engage, for the Fund or others, PFPC's employees.

Article 25 Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts (including the Superceded Agreement), representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against PFPC unless said writing is executed by a Senior Vice President, Executive Vice President, or President of PFPC. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

Article 26 Miscellaneous.

         The Fund and PFPC agree that the obligations of the Fund under the Agreement shall not be binding upon any of the Board of Directors, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Articles of Incorporation. The execution and delivery of this Agreement have been authorized by the Board of Directors of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Board of Directors nor such execution and delivery by such officer shall be deemed to have been made by any of them or any shareholder of the Fund individually or to impose any liability on any of them or any shareholder of the Fund personally, but shall bind only the assets and property of the Fund as provided in the Articles of Incorporation.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.


                                            UNDISCOVERED MANAGERS FUNDS

                                            By: /s/ MARK P. HURLEY

                                            Title: President


                                            PFPC INC.

                                            By: /s/ JIM PASSMAN

                                            Title: Sr. Vice President

                                    Exhibit 1

                               LIST OF PORTFOLIOS


                 Undiscovered Managers Behavioral Growth Fund
                 Undiscovered Managers Mid-Cap Value Fund
                 Undiscovered Managers REIT Fund
                 Undiscovered Managers Small Cap Value Fund
                 Undiscovered Managers Special Small Cap Fund
                 Undiscovered Managers Behavioral Value Fund
                 UM Merger & Acquisition Fund
                 UM Small Cap Growth Fund

                                   Schedule A

                                 DUTIES OF PFPC

         1. Shareholder Information. PFPC shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. PFPC shall provide the following shareholder services to the Fund: (i) respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between PFPC and the Fund; (ii) issue customer statements on scheduled cycles, providing duplicate second and third party copies if required; (iii) issue periodic statements to shareholders; (iv) make information available to appropriate shareholder servicing personnel and other remote access units, if applicable, regarding trade date, share price, current holdings, yields and dividend information; and (v) produce detailed history of transactions through duplicate or special order statements upon request.

         3. Share Certificates.

                  (a) At the expense of the Fund, the Fund shall supply PFPC with an adequate supply of blank share certificates to meet PFPC requirements therefor. Such Share certificates shall be properly signed by facsimile. The Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, PFPC or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) PFPC shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by PFPC of properly executed affidavits and lost certificate bonds, in form satisfactory to PFPC, with the Fund and PFPC as obligees under the bond.

                  (c) PFPC shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) PFPC shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. PFPC shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. PFPC will address and mail to Shareholders of the Fund all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, PFPC will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5. Sales of Shares.

                  (a) PFPC shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC will: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as PFPC may from time to time deem appropriate.

         6. Transfer and Repurchase.

                  (a) PFPC shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Fund's Prospectus.

                  (b) PFPC will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as PFPC reasonably may deem necessary.

                  (c) PFPC reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which PFPC, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund and Shares attributed to individual accounts.

                  (e) PFPC shall, upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the Written Instructions received by PFPC from the Fund.

                  (f) PFPC shall not process or effect any repurchase with respect to Shares of the Fund after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7. Dividends.

                  (a) If PFPC does not receive sufficient cash from the Fund to make total dividend and/or distribution payments to all Shareholders of the Fund as of the record date, PFPC will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC.

                  (b) PFPC shall process dividend payments, including the purchase of new shares through dividend reinvestment.

         8. Miscellaneous.

                  (a) In addition to and neither in lieu nor in contravention of the services set forth above, PFPC shall: (i) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements in effect as at the date of this Agreement; (ii) calculate fees due under 12b-1 plans for distribution and marketing expenses; and (iii) provide toll-free lines for direct shareholder use and customer liaison staff with on-line inquiry capacity, as requested by the Fund. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

                                   Schedule B

                                 FUND DOCUMENTS

o        Certified copy of the Articles of Incorporation of the Fund, as amended

o        Certified copy of the By-laws of the Fund, as amended

o Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

o Specimens of the certificates for Shares of the Fund, if applicable, in the form approved by the Board of Directors of the Fund, with a certificate of the Secretary of the Fund as to such approval

o All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund

                           AUTHORIZED PERSONS APPENDIX


NAME (TYPE)                                              SIGNATURE

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